Exhibit 10.9
TECHNICAL SERVICES AGREEMENT
Base Agreement

International Business Machines Corporation	Route 52,
Hopewell Junction, NY 12533
Agreement No. 002335

Customer:	Voltaire, Inc. 6 Fortune Drive, Billerica, Massachusetts 01821
This Technical Services Agreement between Customer and International Business Machines Corporation (“IBM”), which consists of this Base Agreement, Attachment, and Statements of Work, shall be referred to as this “Agreement.” The term of this Agreement commences upon signature by both Parties and expires on December 31, 2010.
By signing below, the parties each agree to be bound by the terms and conditions of this Agreement, including the initial Attachment and Statement of Work. No additional signatures on the initial Attachments and Statement of Work are required. Subsequent Attachments and Statements of Work under this Base Agreement must be signed by the parties to become effective.
Upon signature by both parties, it is agreed this Agreement constitutes the complete and exclusive agreement between them superseding all contemporaneous or prior agreements and other communications between them, written or oral, relating to the services and deliverables defined in the Agreement, notwithstanding anything contained in any document issued by either party. This Agreement may not be amended or modified except by a written amendment signed by duly authorized signatories of both parties.
The parties expressly acknowledge that they have received and are in possession of a copy of any referenced item that is not physically attached to this Agreement and any such item will be treated as if attached.

Accepted and Agreed To:
Voltaire, Inc.		International Business Machines Corporation

By:	/s/ Ronnie Kenneth	By:	/s/ Jane E. Munn

Name: Ronnie Kenneth		Name: Jane E. Munn

Title: CEO		Title: VP, IBM Engineering & Technology Services

Date: 12/14/05		Date: 12/14/05

IBM Confidential	Technical Services Agreement Number 002335

1.0 DEFINITIONS
Capitalized terms in this Agreement have the following meanings. An Attachment may define additional terms; however, those terms apply only to that Attachment.
“ Attachment” means any document attached to the Base Agreement which defines the general terms and conditions of the services to be performed by IBM for Customer.
“Customer Deliverables” means any part, specification, design, document, report, data, or the like which Customer delivers to IBM under this Agreement as described in a relevant Statement of Work.
“IBM Deliverables” means any prototype, specification, design, document, report, training material, data, code or the like which IBM delivers to Customer under this Agreement as described in a relevant Statement of Work.
“Intellectual Property Rights” means all intellectual property rights, worldwide arising under statutory or common law or by contract and whether or not perfected, including, without limitation, all (i) rights to patents and patent applications; (ii) rights associated with works of authorship including copyrights and mask work rights; (iii) rights relating to the protection of trade secrets, know-how, and show-how; (iv) any other proprietary rights relating to intangible property, now existing, or hereafter filed, issued or acquired; and (v) divisions, continuations, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued or acquired.
“Personnel” means agents, employees or subcontractors engaged or appointed by Customer or IBM.
“Prices” means the agreed upon payment for IBM Deliverables, including all applicable fees, as specified in the relevant Statement of Work.
“Statement of Work” or “SOW” means any document attached or otherwise incorporated into an Attachment which specifies the details of a specific work task and describes the IBM Deliverables, including any requirements, specifications or schedules.
“Subsidiary” means a corporation, company or other entity:
(a)	more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a party hereto, or

(b)	which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.
2.0 AGREEMENT STRUCTURE
2.1 This Agreement consists of: (i) this Base Agreement; (ii) Attachments; and (iii) Statements of Work. An Attachment or SOW may include additional or differing terms and conditions, however such terms and conditions apply only to that Attachment or SOW, as the case may be.
2.2 In the event of conflict or ambiguity among the various documents, the following order of precedence shall apply: 1) Statement of Work; 2) Attachment; 3) Base Agreement.
2.3 Purchase orders, order confirmations and order acceptances, if any, will be used to convey information only and, except for part numbers, descriptions and prices, any terms and conditions contained or referenced on those are void and replaced by this Agreement. Customer will request services by issuing written purchase orders to IBM. Purchase orders for services shall be subject to acceptance by IBM.
2.4 Any purchase order submitted by Customer during the term of this Agreement (whether or not it references this Agreement) for services or deliverables from IBM’s Systems and Technology Group shall be subject to and governed by the terms and conditions of this Agreement, unless there is another signed, written agreement in place between IBM and Customer with respect to the subject matter of the

IBM Confidential	Technical Services Agreement Number 002335

purchase order. The foregoing shall be in effect regardless of whether Customer and IBM have executed any SOW specific to the IBM Deliverables ordered. If no such SOW has been executed, then the terms of the SOW most recently executed by Customer and IBM shall control, except with respect to those matters that are uniquely applicable to the specific service in question (such as specific non-recurring engineering charges, pricing, specific Customer Deliverables and IBM Deliverables). In the event there is more than one signed, written agreement in place between IBM and Customer but none with respect to the subject matter of the purchase order, this Agreement shall take precedence over the other agreements for purchase orders submitted for services and deliverables from IBM’s Systems and Technology Group.
3.0 STATEMENT OF WORK
3.1 If achievement of a particular milestone in a SOW is dependent upon completion of tasks and/or performance within the control of Customer or by a third party outside of IBM’s control, the projected dates for accomplishing any milestones will be appropriately adjusted to reflect any changes in the tasks and/or performance by Customer or such third party.
3.2. Either party may, by written notice to the other, request changes to the SOW, including but not limited to changes to the specifications or work scope. IBM will submit a written report to Customer setting forth the probable effect, if any, of such requested change on Prices, payment or delivery. The parties shall promptly amend the SOW to incorporate any agreed changes. However, if a change does not affect the Prices or payment, in lieu of amending the SOW, IBM and Customer may prepare a written description of the agreed change (“Change Authorization”), which both IBM and Customer must sign.
IBM shall give Customer prior notice of engineering changes affecting the form, fit or function of an IBM Deliverable or service.
4.0 CUSTOMER’S RESPONSIBILITIES
4.1 Customer will not knowingly use any IBM Deliverable or integrate, promote, sell, or otherwise transfer any IBM Deliverable to any customer or end user for use in any applications where it is reasonably foreseeable that failure of the IBM Deliverable as used in such application(s) would lead to death, bodily injury, or catastrophic property damage. Examples of such applications may include, without limitation, certain uses in nuclear facilities, air traffic control, weapon systems, direct life support machines, aeronautical or automotive applications.
4.2 Customer will not: (1) make any representations or warranties about IBM Deliverables, products, or prototypes other than those IBM specifically authorizes in writing; or (2) take any action or make any commitment on IBM’s behalf. Customer agrees that it is responsible for the results obtained from the use of the IBM Deliverables provided under this Agreement.
5.0 PAYMENT
5.1 Customer shall issue purchase order(s) to IBM in a timely manner for the IBM Deliverables provided under this Agreement.
5.2 IBM will invoice at the times, in the amounts and otherwise subject to and in accordance with the terms of the SOW. Unless the SOW states otherwise, all amounts: (i) will be specified in U.S. Dollars; (ii) will be due within 30 days of the invoice date (other than the portion of any amounts disputed in advance, in writing and in good faith describing with particularity the item in good faith dispute and why. Such

IBM Confidential	Technical Services Agreement Number 002335

amounts may be with held for not more than thirty (30) days while the parties attempt resolution of the dispute and thereafter shall unless the dispute is resolved in favor of the Customer be paid immediately with any applicable late fees to IBM ); and (iii) will be payable as IBM specifies in the invoice. You agree to pay accordingly, including any late payment charges that are expressly specified in the applicable SOW. In the event of late payment, IBM also reserves the right to suspend the provision of IBM Deliverables.
6.0 TAXES
Customer is responsible for all taxes related to any IBM Deliverables and/or services except for taxes based on IBM’s net income.
7.0 REPRESENTATIONS AND WARRANTIES
7.1 Customer represents and warrants that it either has in place or will put in place procedures and written agreements with its employees, contractors, or agents of any type, who may have contact with or otherwise access the IBM Deliverables, sufficient to ensure that all such parties comply with the provisions of this Agreement, expressly including those provisions in Sections 8 and 10 herein relating to licenses and confidentiality or in an attachment hereto relating to licenses.
7.2 UNLESS EXPRESSLY STATED OTHERWISE IN THE ATTACHMENT OR SOW, ALL WORK PERFORMED UNDER THIS AGREEMENT AND ITS RESULTANT DELIVERABLES ARE PROVIDED “AS-IS”, WITHOUT WARRANTY OR INDEMNITY OF ANY KIND WHATSOEVER, WHETHER EXPRESS OR IMPLIED.
8.0 INTELLECTUAL PROPERTY AND LICENSES
8.1 , IBM shall own any and all Intellectual Property Rights relating to the IBM Deliverables designed, developed, or otherwise created and furnished by IBM during the course of performing services for the Customer under the terms of this Agreement.
8.2 Each party acknowledges that, except for any licenses expressly granted by the other party pursuant to provisions of this Agreement, no rights, immunities, or licenses of any kind, whether arising by implication, estoppel or otherwise, are granted by either party with respect to any of its trademarks, mask works, trade secrets, copyrights, patents or any other intellectual property rights. Any such rights, other than those expressly granted by a party pursuant to provisions of this Agreement, may be granted by such party only through a separately negotiated, written agreement signed by both parties.
9.0 LIMITATION OF LIABILITY
9.1 Circumstances may arise where, because of a default on either party’s part (the “Defaulting Party”) or other liability, the other party to this Agreement (the “Non-Defaulting Party”) is entitled to recover damages from the Defaulting Party. In each such instance, regardless of the basis on which the Non-Defaulting Party is entitled to claim damages from the Defaulting Party (including fundamental breach, negligence, misrepresentation, or other contract or tort claim), the following terms apply as the Non-Defaulting Party’s exclusive remedy and the Defaulting Party’s exclusive liability. For all cumulative claims hereunder, the Defaulting Party’s total aggregate liability shall be for:

IBM Confidential	Technical Services Agreement Number 002335

1. damages resulting from bodily injury (including death) and damage to real property and tangible personal property; and
3. if the Defaulting Party is Customer, payments due for all IBM Deliverables and Services, together with any late payment charges that may have accrued hereunder; and
4. the amount of any other actual, direct damages in an amount not to exceed the greater of U.S. $100,000 (or equivalent in local currency) or the amounts actually paid for the IBM Deliverable or Service ordered by Customer and that is the subject of the claim.
This limit also applies to any of the Defaulting Party’s subcontractors. It is the maximum for which the Defaulting Party and its subcontractors are collectively responsible.
9.2 Under no circumstances is either party, or its subcontractors, liable for:
1. third-party claims against the other party for damages (other than those under the first item listed in Section 9.1 above); or
2. loss of, or damage to, any records or data; or
3. special, incidental, punitive or indirect damages or for any economic consequential damages (including lost opportunities, profits and savings), even if informed of their possibility.
10.0 EXCHANGE OF INFORMATION
During the course of this Agreement it is anticipated that the parties will exchange confidential information. Such confidential information will be exchanged for the purpose of the Customer identifying its requirements to IBM, and for the purpose of IBM formulating technology and designs which may be used by both parties in their normal business activities, unless otherwise limited elsewhere in this Agreement. Any such exchange of confidential information will be made in accordance with the provisions of a separate confidentiality agreement signed by IBM and the Customer. Customer shall not disclose the terms or conditions of this Agreement without IBM’s prior written approval, such approval not to be unreasonably withheld; provided, that Customer may provide a copy of this Agreement with pricing removed in connection with any financing transaction or due diligence inquiry.
11.0 TERMINATION
11.1 If either party materially breaches a term of this Base Agreement, an Attachment or SOW, the other party may, at its option, terminate this Agreement, any or all Attachments or any or all SOWs provided the party in breach is given written notice and fails to cure such breach within thirty (30) days. Either party may terminate this Agreement immediately upon written notice in the event of (i) insolvency, dissolution or liquidation by or against either party, (ii) any assignment of either party’s assets for the benefit of creditors, (iii) any act or omission of an act by a party demonstrating its inability to pay debts generally as they become due, (iv) any transfer of substantially all of either party’s business or assets to a third party which, in the case of Voltaire, is a competitor of IBM or does not pass a credit check (e.g., a Dunn and Bradstreet). If IBM has a reasonable basis to believe any of Customer’s Deliverables infringe an intellectual property right of any third party, IBM may immediately terminate or suspend its obligations hereunder without liability as to such Customer Deliverables.
11.2 If IBM terminates this Agreement, an Attachment or SOW in accordance with Section 11.1, Customer shall pay IBM the termination charges and other fees expressly specified in the Agreement and any outstanding invoices. Monies owing IBM shall become immediately due and payable.
11.3 If Customer terminates this Agreement, an Attachment or SOW in accordance with Section 11.1, IBM will fill all applicable previously accepted purchase orders for IBM Deliverables, or stop work, as

IBM Confidential	Technical Services Agreement Number 002335

specified by Customer (at its discretion), but IBM shall not be obligated to accept further applicable purchase orders after receiving notice of such termination.
11.4 This Base Agreement and any relevant Attachment will continue after its termination, except by IBM under Section 11.1, or expiration with respect to any SOWs already in place until they expire, are terminated or completed (unless specified otherwise by Customer as provided in Section 11.3). In the event that no monies are due IBM, applicable Customer Deliverables shall be disposed of as directed by Customer in writing at Customer’s expense after a termination or expiration.
11.5 Either party may terminate this Agreement on thirty (30) days prior written notice provided that there are no SOWs to this Agreement in effect as of the notification date.
12.0 EXPORT REGULATIONS
12.1 Customer agrees that Customer will act as the exporter or importer of the IBM Deliverables, products, prototypes, and technical data. Customer warrants that Customer will comply with all applicable export laws including those of the U.S. Customer further agrees to comply with U.S. prohibitions on delivery of products, prototypes, and technical data and providing services to certain end users and for certain end uses including but not limited to, the following end uses/end users: nuclear facilities, space or missile, and weapons systems (including chemical and biological).
12.2 In the event that IBM arranges for export or import Customer agrees to provide all information necessary to determine all relevant export authorizations and to export and import the products, prototypes and technical data, including as applicable the Export Classification Control Number (ECCN) and subheadings, or munitions list category number and agrees to assist with obtaining any required licenses and authorizations, and with making any required filings. Customer shall be fully responsible for the correctness of information provided by Customer and any use of it to comply with applicable regulations.
13.0 NOTICES
All notices shall be in writing, sent in a manner that generates a reliable written receipt, and addressed to the attention of the individual signatories, or their successors, of this Agreement on behalf of the parties, unless either party specifies otherwise in an Attachment that notices for specific services should be sent to the attention of a different addressee.
14.0 INDEPENDENCE OF ACTION
Each party agrees that this Agreement will not restrict the right of either party to enter into agreements with other parties for same or similar work, or to make, have made, use, sell, buy, develop, market or otherwise transfer any products or services, now or in the future, so long as confidential information exchanged in accordance with Section 10 is not disclosed.
15.0 REQUIRED CONSENTS
Customer will obtain, at no charge to IBM, any permissions and consents necessary for IBM to lawfully use any Customer Deliverable provided by Customer hereunder in such a way as to enable IBM to perform its scope of services.

IBM Confidential	Technical Services Agreement Number 002335

16.0 DELIVERY
IBM will provide estimated delivery dates for each IBM Deliverable in the relevant Statement of Work. Unless otherwise agreed in the Statement of Work, any IBM Deliverables that constitute goods (under Incoterms 2000) will be shipped to Customer Ex Works IBM facility. Title to any IBM Deliverables that constitute goods passes to the Customer upon tender to the carrier for shipment to the Customer.
17.0 GENERAL
17.1 Independent Contractor — Customer and IBM are independent contractors and this Agreement does not create an agency, joint venture, partnership, or employment relationship between Customer and IBM, Customer and IBM Personnel, or IBM and Customer Personnel. Neither party assumes liability or responsibility for the other party’s Personnel. IBM shall have the sole right to determine the manner and means of performing services, including, but not limited to, the assignment of its Personnel. All work shall be performed at IBM’s designated locations unless otherwise mutually agreed in the relevant SOW. Each party will: (i) ensure it and its Personnel are in compliance with all laws, regulations, ordinances, and licensing requirements; and (ii) be responsible for the supervision, control, compensation, withholdings, health and safety of its Personnel.
17.2 Compliance with Laws — Each party shall comply, at its own expense, with all applicable United States (local, state and federal), European Union, and other country or country group laws and regulations, and shall procure all licenses and pay all fees and other charges required thereby.
17.3 Force Majeure — Except for Customer’s obligation to pay, neither party will be responsible for failing to perform under this Agreement for acts of God, natural disasters, labor strife or activity, or other similar causes beyond its reasonable control.
17.4 Choice of Law and Forum, Waiver of Jury Trial, Limitation of Action — The validity, construction, and performance of this Agreement will be governed by the substantive laws of the State of New York, United States, as though this Agreement were executed in and fully performed within the State of New York and without regard to any conflict of laws provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. Neither party will bring a legal action against the other more than one (1) year after the cause of action arose, except for actions for non-payment or to enforce intellectual property rights. Both parties waive the right to a jury trial in any dispute arising out of this Agreement. Both parties agree that any action concerning this Agreement shall be brought in a court of competent jurisdiction in the State of New York and hereby consent to the personal jurisdiction of any such court and to service of process in the manner provided for the giving of notices pursuant to this Agreement. If, notwithstanding the foregoing, a New York court’s judgment is not enforceable against a party, the other party may bring such an action concerning this Agreement in any court of competent jurisdiction.
17.5 Assignment — Neither party will assign their rights or delegate their duties under this Agreement to third parties or Affiliates without the prior written consent of the other party, such consent not to be withheld unreasonably, except that either party may assign this Agreement in conjunction with the sale of a substantial part of its business utilizing this Agreement The foregoing shall not in any manner restrict IBM’s ability to subcontract duties under this Agreement subject to the fact that IBM shall remain responsible for the performance of Services notwithstanding any such subcontracting. Any unauthorized assignment of this Agreement is void.
17.6 Waiver — No delay or failure by either party to act in the event of a breach or default hereunder shall be construed as a waiver of that or any subsequent breach or default of any provision of this Agreement.
17.7 Severability — If any part, term or provision of this Agreement is declared unlawful or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

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17.8 Headings — The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
17.9 Reproduction — Once signed by both parties, any reproduction of this Agreement made by reliable means (e.g. photocopy or facsimile) will be considered an original.
17.10 Survival — Any terms of this Agreement which by their nature extend beyond expiration or termination of this Agreement shall remain in effect until fulfilled and shall bind the parties and their legal representatives, successors, heirs and assigns.
17.11 English Language — This Agreement is in English language only, which shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in English language.
17.12 Beneficiary — This Agreement is not intended to and does not benefit any party except IBM and Customer. It is the parties’ express intent that this Agreement is not a third party beneficiary contract.
17.13 Amendment — This Agreement may not be amended or modified except by a written amendment signed by duly authorized signatories of both parties.
17.14 Trademarks and Trade Names – Except as set forth in Section 17.15, nothing in this Agreement grants either party any rights to use the other party’s trademarks or trade names, directly or indirectly, in conjunction with any product, service, promotion, publication or publicity without prior written approval of the other party or trademark or trade name owner.
17.15 Publicity — Customer agrees that IBM may use the following without charge in its marketing deliverables, such as, but not limited to, an application brief, web site article, brochure, presentation/speech, or other documents related to the promotion of IBM solutions and technology:
Customer name,
Text used to inform that the Customer and IBM are engaged in a services relationship,
Text used to describe the IBM solution and its benefits to Customer or its end users,
Materials publicly published by Customer’s company/institution,
Customer trademark / logo,
Photographs, videos or other images (e.g., of IBM’s deliverable to Customer after an agreed to release date), and
Financial Analyst Report, Presentation and Annual Report.

IBM Confidential	Technical Services Agreement Number 002335